Exhibit 99.1

For release: November 5, 2019

Contact: Brian F. Kidd, SVP/PAO

Phone: (615) 890-2020

NHC Reports Third Quarter 2019 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended September 30, 2019 totaled $247,067,000 compared to $246,326,000 for the quarter ended September 30, 2018, an increase of 0.3%.

For the quarter ended September 30, 2019, reported GAAP net income attributable to NHC was $19,461,000 compared to $21,142,000 for the third quarter of 2018. Excluding the unrealized gains in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended September 30, 2019 was $12,934,000 compared to $16,024,000 for the third quarter of 2018(1). For the quarter ended September 30, 2019, the reported GAAP diluted earnings per share was $1.27 and the adjusted diluted earnings per share was $0.84(1).

(1)	See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 75 skilled nursing facilities with 9,510 beds. NHC affiliates also operate 26 assisted living communities, five independent living communities, one behavioral health hospital, and 36 homecare programs. NHC’s other services include Alzheimer’s and memory care units, hospice services, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues:
Net patient revenues	$235,090	$234,827	$706,465	$697,173
Other revenues	11,977	11,499	36,038	34,256
Net operating revenues	247,067	246,326	742,503	731,429

Costs and expenses:
Salaries, wages and benefits	152,175	149,188	441,441	434,749
Other operating	66,730	64,507	203,760	192,268
Facility rent	10,167	10,190	30,602	30,691
Depreciation and amortization	10,663	10,437	31,515	31,176
Interest	764	1,170	2,644	3,663
Total costs and expenses	240,499	235,492	709,962	692,547

Income from operations	6,568	10,834	32,541	38,882

Non-operating income	6,663	8,467	20,936	11,056
Unrealized gains on marketable equity securities	9,312	3,486	16,096	417

Income before income taxes	22,543	22,787	69,573	50,355
Income tax provision	(3,167)	(1,700)	(15,284)	(9,792)
Net income	19,376	21,087	54,289	40,563

Net loss attributable to noncontrolling interest	85	55	152	249

Net income attributable to National HealthCare Corporation	$19,461	$21,142	$54,441	$40,812

Net income per common share
Basic	$1.27	$1.39	$3.57	$2.68
Diluted	$1.27	$1.39	$3.55	$2.68

Weighted average common shares outstanding
Basic	15,275,709	15,225,654	15,267,250	15,221,217
Diluted	15,373,617	15,242,086	15,350,308	15,230,692

Dividends declared per common share	$0.52	$0.50	$1.54	$1.48

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2019	2018
	(unaudited)

Cash, cash equivalents and marketable equity securities	$215,580	$183,470
Restricted cash, cash equivalents and marketable debt securities	158,378	184,266
Current assets	351,190	322,009
Property and equipment, net	539,604	534,650
Total assets	1,307,231	1,080,948
Current liabilities	181,088	157,924
Long-term debt	30,000	55,000
NHC stockholders' equity	771,570	733,278

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Selected Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018(1)	2019	2018(1)
	(unaudited)		(unaudited)
Skilled Nursing Per Diems:
Medicare	$466.90	$463.38	$461.72	$462.50
Managed Care	394.49	400.52	393.27	400.32
Medicaid	199.02	192.11	197.18	190.31
Private Pay and Other	244.77	240.48	245.35	238.82

Average Skilled Nursing Per Diem	$270.24	$269.51	$270.69	$270.49

Skilled Nursing Patient Days:
Medicare	103,838	114,462	325,832	359,246
Managed Care	63,693	62,811	188,986	182,109
Medicaid	333,362	325,326	977,882	945,089
Private Pay and Other	180,258	180,460	534,067	532,071

Total Skilled Nursing Patient Days	681,151	683,059	2,026,767	2,018,515

(1) A skilled nursing facility in Madisonville, Kentucky was sold in the fourth quarter of 2018. The per diems and patient days for this facility have been excluded in the 2018 column for comparative purposes.

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts; unaudited):

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018

Net income attributable to National Healthcare Corporation	$19,461	$21,142	$54,441	$40,812
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(9,312)	(3,486)	(16,096)	(417)
Gain on acquisitions of equity method investments	-	(2,050)	(1,975)	(2,050)
Operating results for newly opened facilities not at full capacity (2)	152	917	884	1,972
Stock-based compensation expense	340	361	1,448	1,538
Legal costs and charges related to Caris' legal investigation	-	-	-	8,364
Tax Cuts and Jobs Act of 2017 adjustment	-	(1,434)	-	(1,434)
Provision of income taxes on non-GAAP adjustments	2,293	574	4,092	(2,150)
Non-GAAP Net income	$12,934	$16,024	$42,794	$46,635

GAAP diluted earnings per share	$1.27	$1.39	$3.55	$2.68
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(0.45)	(0.17)	(0.78)	(0.02)
Gain on acquisitions of equity method investments	-	(0.13)	(0.09)	(0.13)
Operating results for newly opened facilities not at full capacity (2)	-	0.04	0.04	0.10
Stock-based compensation expense	0.02	0.02	0.07	0.07
Legal costs and charges related to Caris' legal investigation	-	-	-	0.46
Tax Cuts and Jobs Act of 2017 adjustment	-	(0.10)	-	(0.10)
Non-GAAP diluted earnings per share	$0.84	$1.05	$2.79	$3.06

(2) The newly opened facilities for the 2019 period presented consist of facilities opened from 2017 through 2019 (one skilled nursing facility, two assisted living facilities, and one memory care facility). The newly opened facilities for the 2018 period presented consist of facilities opened from 2016 through 2018 (two skilled nursing facilities and three assisted living facilities).

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